Exhibit 4.1

LOUISIANA-PACIFIC CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

Fifth Supplemental Trust Indenture

Dated as of March 10, 2009

Supplementing that certain

Indenture

Dated as of April 2, 1999

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture, dated as of March 10, 2009, between Louisiana-Pacific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly incorporated under the laws of the United States of America, as trustee (the “Trustee”), amending that certain Second Supplemental Indenture, dated as of August 18, 2000 (the “Second Supplemental Indenture”), between the Company and the Trustee (as successor in interest to Bank One Trust Company, N.A.), supplementing that certain Indenture, dated as of April 2, 1999, between the Company and the Trustee (as successor in interest to The First National Bank of Chicago (the “Original Indenture”; the Original Indenture, as supplemented by the Second Supplemental Indenture, is herein referred to as the “Indenture”).

RECITALS

A. The Company has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Original Indenture.

B. The Company has duly authorized the execution and delivery of the Second Supplemental Indenture providing for the issuance of $200,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes Due 2010 (the “Notes”).

C. Section 10.02 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or of modifying in any manner the rights of the holders of Securities of such series under the Original Indenture.

D. The only series of Outstanding Securities affected by this Fifth Supplemental Indenture is the Notes. The Holders of a majority of the Outstanding Notes, by Act of such Holders delivered to the Company and the Trustee, have consented to the entry into this Fifth Supplemental Indenture by the Company and the Trustee, and the Company has been authorized by a Board Resolution to enter into this Fifth Supplemental Indenture with the Trustee.

E. All acts and things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this Fifth Supplemental Indenture have in all respects been duly authorized.

F. Capitalized terms herein which are not otherwise defined herein have the respective meanings ascribed to them in the Original Indenture.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

1. Amendment. The Second Supplemental Indenture is amended as follows:

1.1. Section III.1 (Liens) is hereby deleted in its entirety and replaced with the words “SECTION III.1 [Intentionally Omitted].”

1.2. Section III.2 (Sale and Lease-Back Transactions) is hereby deleted in its entirety and replaced with the words “SECTION III.2 [Intentionally Omitted].”

1.3. Section III.4 (Permitted Unrestricted Subsidiaries To Become Restricted Subsidiaries) is hereby deleted in its entirety and replaced with the words “SECTION III.4 [Intentionally Omitted].”

1.4. Section VII.1 (Reference To And Effect On The Indenture) is hereby deleted in its entirely and replaced with the following:

“SECTION VII.1. REFERENCE TO AND EFFECT ON THE INDENTURE.

This Supplemental Indenture shall be construed as supplemental to the Indenture and all the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Notwithstanding any other provision of the Indenture or this Supplemental Indenture, the provisions of Section 11.01 of the Indenture shall not apply to the Senior Notes, and no Holder of Senior Notes shall have any rights or remedies in respect of such provisions. Except as set forth in this Supplemental Indenture, the Indenture heretofore executed and delivered is hereby (i) incorporated by reference in this Supplemental Indenture and (ii) ratified, approved, and confirmed.”

2. Effectiveness. Pursuant to Section 10.04 of the Original Indenture, this Fifth Supplemental Indenture will become effective upon execution, whereupon the Indenture shall be deemed to be modified and amended in accordance with this Fifth Supplemental Indenture and the respective rights, limitations of rights, duties and immunities under the Indenture of the Trustee, the Company and the Holders of Notes shall thereafter be determined, exercised and enforced under the Indenture subject in all respects to such modifications and amendments contained in this Fifth Supplemental Indenture, and all the terms and conditions of this Fifth Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

3. Miscellaneous.

3.1. This Fifth Supplemental Indenture shall be construed as supplemental to the Original Indenture and the Second Supplemental Indenture and all the terms and conditions of this Fifth Supplemental Indenture shall be deemed to be part of the terms and conditions of the Original Indenture and the Second Supplemental Indenture. Except as set forth herein, the Original Indenture and the Second Supplemental Indenture heretofore executed and delivered are hereby (i) incorporated by reference in this Fifth Supplemental Indenture and (ii) ratified, approved, and confirmed. This Fifth Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture and the Second Supplemental Indenture, and the Original Indenture, the Second Supplemental Indenture and this Fifth Supplemental Indenture shall henceforth be read and construed together as one instrument.

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3.2. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Fifth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provisions of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fifth Supplemental Indenture, as the case may be.

3.3. In case any one or more of the provisions contained in this Fifth Supplemental Indenture or in the Notes is for any reason held to be invalid, illegal, or unenforceable in any respect, such validity, illegality, or enforceability will not affect any other provision of this Fifth Supplemental Indenture or of the Notes, but this Fifth Supplemental Indenture and such Notes will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein or therein.

3.4. The Section headings herein are for convenience only and shall not affect the construction hereof.

3.5. Nothing in this Fifth Supplemental Indenture or in the Notes, express or implied, will give to any Person, other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy, or claim under this Fifth Supplemental Indenture.

3.6. All the covenants, stipulations, promises, and agreements in this Fifth Supplemental Indenture contained by or on behalf of the Company will bind its successors and assigns, whether so expressed or not.

3.7. This Fifth Supplemental Indenture and the Notes will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of said State without giving effect to principles of conflict of laws of such State.

3.8. This Instrument may be executed in one or more counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first written above.

[Seal]

Attest:		LOUISIANA-PACIFIC CORPORATION

By:	/s/ Mark A. Fuchs	By:	/s/ Curtis M. Stevens
Name:	Mark A. Fuchs	Name:	Curtis M. Stevens
Title:	Secretary	Title:	Executive Vice President, Administration, and Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first written above.

[Seal]

Attest:		THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ M. Callahan	By:	/s/ T. Bartolini
Name:	M. Callahan	Name:	T. Bartolini
Title:	Vice President	Title:	Vice President